Exhibit 10.3

EXECUTION COPY

JPMorgan Chase Bank, National Association

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

September 9, 2008

To: Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

Attention: Treasurer

Telephone No.:   (479) 290-4000

Facsimile No.:      (479) 757-6868

Re: Call Option Confirmation and Warrant Confirmation

Tyson Foods, Inc. (“Company”) and JPMorgan Chase Bank, National Association, London Branch (“Dealer”) concurrently herewith are entering into a call option transaction (the “Call Option Transaction”) to purchase from Dealer a number of options exercisable into Shares pursuant to a letter agreement dated as of the date hereof (the “Call Option Confirmation”) and a warrant transaction (the “Warrant Transaction”, together with the Call Option Transaction, the “Transactions”) to sell to Dealer a number of options exercisable into Shares pursuant to a letter agreement dated as of the date hereof (the “Warrant Confirmation”, together with the Call Option Confirmation, the “Confirmations”).

This letter agreement (the “Letter Agreement”) hereby confirms the agreement between Dealer and Company as follows:

1. Terms Used but Not Defined Herein. Capitalized terms used herein without definition shall have the meanings assigned to them in the Call Option Confirmation or the Warrant Confirmation, as applicable.

2. Representations and Warranties of Company. Company represents and warrants to Dealer that it is not entering into this Letter Agreement (i) on the basis of, and it is not aware of, any material non-public information with respect to itself or the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its Shares, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

3. Amendment. If the Underwriters (the “Underwriters”) party to the Underwriting Agreement (the “Underwriting Agreement”) dated as of the date hereof among Company, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Underwriters party thereto, exercise their option to purchase additional Convertible Notes (the “Additional Convertible Notes”), then on the closing date for the purchase and sale of the Additional Convertible Notes, (i) the Number of Options will be automatically increased by additional Options (the “Additional Options”) equal to the number of Additional Convertible Notes in denominations of USD 1,000 principal amount issued pursuant to such exercise; (ii) an additional premium equal to the product of the Additional Options and USD 102.20 shall be paid by Company to Dealer; (iii) the Number of Warrants will be automatically increased by additional Warrants (the “Additional Warrants”) in proportion to such Additional Convertible Notes; and (iv) an additional premium equal to the product of the Additional Warrants and USD 1.637004 shall be paid by Dealer to the Company.

JPMorgan Chase Bank, National Association

Organized under the laws of the United States as a National Banking Association

Main Office 1111 Polaris Parkway, Columbus, Ohio, 43271

Registered as a branch in England & Wales branch number BR000746.

Registered branch address 125 London Wall, London, EC2Y 5AJ.

Authorized and regulated by the Financial Services Authority.

4. Early Unwind. In the event the sale of Convertible Notes is not consummated with the Underwriters for any reason by the close of business in New York on September 15, 2008 (or such later date as agreed upon by the parties) (September 15, 2008 or such later date, the “Closing Date”) or, with respect to any Additional Convertible Notes, on the Additional Closing Date as defined in the Underwriting Agreement (the “Additional Closing Date” and the Closing Date or the Additional Closing Date, as applicable, the “Early Unwind Date”), the Transactions (or, with respect to any Additional Convertible Notes, the Additional Options and Additional Warrants) shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transactions (or, with respect to any Additional Convertible Notes, the Additional Options and the Additional Warrants) and all of the respective rights and obligations of Dealer and Company under the Transactions, the Additional Options or Additional Warrants, as applicable, shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transactions, the Additional Options or the Additional Warrants, as applicable, either prior to or after the Early Unwind Date; provided that Company shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates in connection with the Transactions at the closing price of Shares as reported on the Exchange Business Day immediately preceding such Early Unwind Date. Dealer and Company represent and acknowledge to the other that, subject to the proviso included in this Section, upon an Early Unwind, all obligations with respect to the Transactions, the Additional Options or the Additional Warrants, as applicable, shall be deemed fully and finally discharged.

5. Counterparts. This Letter Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

6. Governing Law. The provisions of this Letter Agreement shall be governed by the New York law (without reference to choice of law doctrine).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Letter Agreement and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Very truly yours,

J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association

By:	/s/ Sudheer Tegulapalle
Authorized Signatory Name: Sudheer Tegulapalle

Accepted and confirmed

as of the Trade Date:

Tyson Foods, Inc.

By:	/s/ Dennis Leatherby
Authorized Signatory Name: Dennis Leatherby

JPMorgan Chase Bank, National Association

Organized under the laws of the United States as a National Banking Association

Main Office 1111 Polaris Parkway, Columbus, Ohio, 43271

Registered as a branch in England & Wales branch number BR000746.

Registered branch address 125 London Wall, London, EC2Y 5AJ.

Authorized and regulated by the Financial Services Authority.